Exhibit 99.1

FOR IMMEDIATE RELEASE

SBA Communications Corporation Reports 4th Quarter 2015 Results;

Provides 1st Quarter and Updated Full Year 2016 Outlook

Boca Raton, Florida, February 25, 2016 (GLOBE NEWSWIRE) — SBA Communications Corporation (Nasdaq: SBAC) (“SBA” or the “Company”) today reported results for the quarter ended December 31, 2015. Highlights of the results include:

•	Steady growth of AFFO per share on a constant currency basis

•	Adjusted EBITDA Margin approaches 70%

•	Continued stock repurchases

•	Purchased or built 392 new communications sites

“We had a solid end of the year,” commented Jeffrey A. Stoops, President and Chief Executive Officer. “Wireless carriers were active with network deployments in the fourth quarter, and customer activity has remained steady to start 2016. Domestic activity primarily came from continued AWS-1 and 700 MHz deployments, and refarming of spectrum used for 2G to LTE. We expect this type of activity to continue, and to be supplemented by deployments of additional spectrum bands as we move through 2016. Internationally, our customers continued with a mix of coverage and capacity deployments. Longer term, we remain extremely optimistic about the growth and importance of wireless infrastructure. Industry experts predict worldwide growth in mobile data of 800% over the next five years. The growth is expected to be driven by steadily increasing 4G connections, video traffic and smartphone penetration. Additional spectrum expected to be available over the same time period amounts to only a fraction of that which is already in use. Additional infrastructure will be necessary to meet demand, and we are well positioned to participate in that growth. Given our long-term optimism around our business and our solid balance sheet, we intend to continue to allocate capital opportunistically to both portfolio growth and stock repurchases in pursuit of our long-standing goal of maximizing AFFO per share.”

Operating Results

Total revenues in the fourth quarter of 2015 were $406.9 million compared to $404.7 million in the year earlier period, an increase of 0.5%. Site leasing revenue of $368.5 million increased 1.9% over the year earlier period. Domestic cash site leasing revenue was $305.1 million in the fourth quarter of 2015 compared to $295.4 million in the year earlier period, an increase of 3.3%. IDen-specific churn during 2015 had a negative impact on the quarter of $9.1 million, or 3.1% of domestic cash site leasing revenue. International cash site leasing revenue was $53.3 million in the fourth quarter of 2015 compared to $51.8 million in the year earlier period, an increase of 2.9%. Eliminating the impact of changes in foreign currency exchange rates, total site leasing revenue and international cash site leasing revenue would have increased 7.5% and 37.5%, respectively, over the year earlier period. Site development revenues were $38.5 million in the fourth quarter of 2015 compared to $43.3 million in the year earlier period, a decrease of 11.1%.

Site leasing Segment Operating Profit was $287.1 million, an increase of 1.4% over the year earlier period. Site leasing contributed 96.5% of the Company’s total Segment Operating Profit in the fourth quarter of 2015. Domestic site leasing Segment Operating Profit was $246.7 million, an increase of 2.1% over the year earlier period. International site leasing Segment Operating Profit was $40.4 million, a decrease of 2.5% when compared to the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, total site leasing Segment Operating Profit and international site leasing Segment Operating Profit would have increased 6.1% and 29.3%, respectively, over the year earlier period. Site development Segment Operating Profit Margin was 27.0% in the fourth quarter of 2015 compared to 22.1% in the year earlier period.

Tower Cash Flow for the fourth quarter of 2015 was $285.5 million, a 2.7% increase over the year earlier period. Tower Cash Flow Margin for the fourth quarter of 2015 was 79.7% compared to 80.0% in the year earlier period. Domestic Tower Cash Flow for the fourth quarter of 2015 was $249.1 million compared to $241.7 million in the year earlier period, an increase of 3.0%. International Tower Cash Flow for the fourth quarter of 2015 was $36.5 million compared to $36.2 million in the year earlier period, an increase of 0.7%. Eliminating the impact of changes in foreign currency exchange rates, total Tower Cash Flow and International Tower Cash Flow would have increased 6.8% and 32.1%, respectively, over the year earlier period.

Net income for the fourth quarter of 2015 was $31.0 million or $0.25 per share compared to net income of $0.4 million in the year earlier period. Net income for the fourth quarter of 2015 included a $37.2 million gain realized on the sale of the Company’s investment in Extenet and a $1.6 million gain on the currency related remeasurement of a U.S. dollar denominated intercompany loan with a Brazilian subsidiary.

Adjusted EBITDA in the fourth quarter of 2015 was $274.3 million compared to $266.7 million in the year earlier period, an increase of 2.9%. Eliminating the impact of changes in foreign currency exchange rates, Adjusted EBITDA would have increased 6.9% over the year earlier period. Adjusted EBITDA Margin was 69.1% in the fourth quarter of 2015 compared to 68.3% in the year earlier period.

Net Cash Interest Expense was $82.3 million in the fourth quarter of 2015 compared to $76.7 million in the year earlier period.

AFFO decreased 0.2% to $181.1 million in the fourth quarter of 2015 compared to $181.5 million in the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, AFFO would have increased 6.2% over the year earlier period. AFFO per share increased 2.9% to $1.43 in the fourth quarter of 2015 compared to $1.39 in the year earlier period. Eliminating the impact of changes in foreign currency exchange rates, AFFO per share would have increased 9.4% over the year earlier period. Excluding the impact of both iDen-specific churn and changes in foreign currency exchange rates, AFFO per share would have increased 14.4% over the year earlier period.

Investing Activities

During the fourth quarter of 2015, SBA purchased 292 communication sites for $183.4 million in cash. SBA also built 100 towers during the fourth quarter of 2015. As of December 31, 2015, SBA owned or operated 25,465 communication sites, 15,778 of which are located in the United States and its territories, and 9,687 of which are located internationally. In addition, the Company spent $26.4 million to purchase land and easements and to extend lease terms. Total cash capital expenditures for the fourth quarter of 2015 were $247.2 million, consisting of $9.0 million of non-discretionary cash capital expenditures (tower maintenance and general corporate) and $238.2 million of discretionary cash capital expenditures (new tower builds, tower augmentations, acquisitions, purchasing land and easements, and capital expenditures associated with the refurbishment of a new headquarters building).

Subsequent to the fourth quarter of 2015, the Company acquired 102 communication sites for an aggregate consideration of $62.5 million in cash. In addition, the Company has agreed to purchase in the U.S. and internationally 72 communication sites for an aggregate amount of $36.2 million. The Company anticipates that most of these acquisitions will be consummated by the end of the third quarter of 2016.

Financing Activities and Liquidity

SBA ended the fourth quarter with $8.6 billion of total debt, $144.1 million of cash and cash equivalents, short-term restricted cash, and short-term investments, and $8.4 billion of Net Debt. SBA’s Net Debt and Net Secured Debt to Annualized Adjusted EBITDA Leverage Ratios were 7.7x and 5.8x, respectively. At quarter end, SBA had no borrowings under its $1.0 billion Revolving Credit Facility.

On October 14, 2015, the Company, through its existing SBA Tower Trust, issued $500.0 million of 3.156% Secured Tower Revenue Securities Series 2015-1C which have an anticipated repayment date of October 8, 2020 and a final maturity date of October 10, 2045 (the “2015 Tower Securities”). Net proceeds from this offering were used to make a cash distribution to SBA Guarantor LLC which was further distributed (1) to repay outstanding amounts on the Revolving Credit Facility of SBA Senior Finance II LLC and (2) to be used for general corporate purposes.

During the fourth quarter of 2015, the Company repaid with cash on hand the entire $160.0 million outstanding principal balance on the 2012-1 Term Loan. In connection with the prepayment, the Company expensed $0.8 million of net deferred financing fees.

During the fourth quarter of 2015, the Company repurchased 0.5 million shares of its Class A common stock for $50.0 million, at an average price per share of $103.74. Subsequent to December 31, 2015, the Company repurchased 0.5 million shares of its Class A common stock for $50.0 million at a weighted average price per share of $98.65. As of the date of this filing, the Company had a remaining authorization to repurchase $650.0 million of Class A common stock under its current $1.0 billion stock repurchase program. Since the beginning of 2015, the Company has reduced its shares of Class A common stock outstanding from 129.1 million to 125.3 million as of the date of this press release.

Outlook

The Company is providing its first quarter 2016 Outlook and updating its full year 2016 Outlook for anticipated results. Changes in the full year 2016 Outlook are equal to changes in current assumptions around foreign currency exchange rates. The Outlook provided is based on a number of assumptions that the Company believes are reasonable at the time of this press release. Information regarding potential risks that could cause the actual results to differ from these forward-looking statements is set forth below and in the Company’s filings with the Securities and Exchange Commission.

The Company’s first quarter 2016 Outlook and full year 2016 Outlook assume approximately $8.0 million and $30.5 million, respectively, of non-cash straight-line leasing revenue. The first quarter 2016 Outlook and updated full year 2016 Outlook assume the acquisitions of only those communication sites under contract at the time of this press release. The Company intends to spend additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, the impact of which is not reflected in the 2016 guidance. The Company’s full year 2016 Outlook includes new tower builds in the U.S. and internationally of 590 to 610 towers. The Outlook does not contemplate any new financings or any additional repurchases of the Company’s stock during 2016 other than those repurchases completed as of the date of this press release.

The Company’s updated Outlook assumes an average foreign currency exchange rate of 4.00 and 4.20 Brazilian Reais to 1.0 U.S. Dollar and 1.40 and 1.44 Canadian Dollars to 1.0 U.S. Dollar for the first quarter of 2016 and for the updated full year 2016 Outlook, respectively. When compared to the Company’s initial full year 2016 Outlook provided November 4, 2015, the variances in the Company’s foreign currency rate assumptions negatively impact the updated full year 2016 Outlook by approximately $16 million for Site Leasing Revenue, $10 million for Tower Cash Flow, $9 million for Adjusted EBITDA, and $10 million for AFFO.

	Quarter ending March 31, 2016			Full Year 2016
	($’s in millions)
Site leasing revenue (1)	$366.5	to	$371.5	$1,494.0	to	$1,514.0
Site development revenue	$25.0	to	$30.0	$125.0	to	$145.0
Total revenues	$391.5	to	$401.5	$1,619.0	to	$1,659.0
Tower Cash Flow	$285.0	to	$290.0	$1,163.0	to	$1,183.0
Adjusted EBITDA	$268.0	to	$273.0	$1,104.0	to	$1,124.0
Net cash interest expense (2)	$81.0	to	$83.0	$323.0	to	$333.0
Non-discretionary cash capital expenditures (3)	$9.0	to	$10.0	$30.0	to	$40.0
AFFO	$173.0	to	$182.0	$721.0	to	$765.0
Discretionary cash capital expenditures (4)	$120.0	to	$130.0	$220.0	to	$240.0

(1)	The Company’s Outlook for site leasing revenue includes revenue associated with pass through reimbursable expenses.
(2)	Net cash interest expense is defined as interest expense less interest income. Net cash interest expense does not include amortization of deferred financing fees or non-cash interest expense.
(3)	Consists of tower maintenance and general corporate capital expenditures.
(4)	Consists of new tower builds, tower augmentations, communication site acquisitions and ground lease purchases. Excludes expenditures for revenue producing assets not under contract at the date of this press release.

Conference Call Information

SBA Communications Corporation will host a conference call on Thursday, February 25, 2016 at 5:00 PM (Eastern) to discuss the quarterly results. The call may be accessed as follows:

When:	Thursday, February 25, 2016 at 5:00 PM (Eastern)
Dial-in Number:	(800) 230-1092
Conference Name:	SBA fourth quarter results
Replay Available:	Thursday, February 25, 2016 at 8:00 PM (Eastern) through March 10, 2016 at 11:59 PM (Eastern)
Replay Number:	(800) 475-6701
Access Code:	385752
Internet Access:	www.sbasite.com

Information Concerning Forward-Looking Statements

This press release includes forward-looking statements, including statements regarding the Company’s expectations or beliefs regarding (i) continued growth in wireless infrastructure and the drivers of such growth, (ii) portfolio and organic growth for 2016, both domestically and internationally, (iii) the Company’s goal of investing substantial amounts of capital in portfolio growth and stock repurchases and approach with respect to capital allocation, (iv) the Company’s stock repurchase program and the impact of stock repurchases, (v) the impact of such portfolio growth and stock repurchases on AFFO per share, (vi) network deployments by existing customers, including the AWS-1 and 900 MHz deployments in the U.S., as well as the future availability of additional spectrum, (vii) the infrastructure needed to meet future growth in demand and the Company’s positioning to participate in such growth, (viii) the Company’s financial and operational guidance for the first quarter of 2016 and full year 2016, and the ability to improve upon its full year 2016 Outlook, (ix) timing of closing for currently pending acquisitions, (x) spending additional capital in 2016 on acquiring revenue producing assets not yet identified or under contract, (xi) customer activity levels during 2016, (xii) Canada and Brazil’s foreign exchange rates and their impact on the Company’s financial and operational guidance, and (xiii) the impact associated with iDen and non-iDen churn.

These forward-looking statements may be affected by the risks and uncertainties in the Company’s business. This information is qualified in its entirety by cautionary statements and risk factor disclosures contained in the Company’s Securities and Exchange Commission filings, including the Company’s annual report on Form 10-K filed with the Commission on March 2, 2015.

The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. With respect to the Company’s expectations regarding all of these statements, including its financial and operational guidance, such risk factors include, but are not limited to: (1) the ability and willingness of wireless service providers to maintain or increase their capital expenditures; (2) the Company’s ability to identify and acquire sites at prices and upon terms that will allow the portfolio growth to be accretive; (3) the Company’s ability to accurately identify any risks associated with its acquired sites, to effectively integrate such sites into its business and to achieve the anticipated financial results; (4) the Company’s ability to secure and retain as many site leasing tenants as planned at anticipated lease rates; (5) the impact of continued consolidation among wireless service providers on the Company’s leasing revenue; (6) the Company’s ability to successfully manage the risks associated with international operations, including risks associated with foreign currency exchange rates; (7) the Company’s ability to secure and deliver anticipated services business at contemplated margins; (8) the Company’s ability to maintain expenses and cash capital expenditures at appropriate levels for its business while seeking to attain its investment goals; (9) the Company’s ability to acquire land underneath towers on terms that are accretive; (10) the Company’s ability to realize economies of scale from its tower portfolio; (11) the economic climate for the wireless communications industry in general and the wireless communications infrastructure providers in particular in the United States, Brazil, and internationally; (12) the continued dependence on towers and outsourced site development services by the wireless carriers; (13) the Company’s ability to protect its rights to land under its towers; and (14) the Company’s ability to obtain future financing at commercially reasonable rates or at all. With respect to the Company’s plan for new builds, these factors also include zoning and regulatory approvals, weather, availability of labor and supplies and other factors beyond the Company’s control that could affect the Company’s ability to build 590 to 610 towers in 2016. With respect to its expectations regarding the ability to close pending acquisitions, these factors also include satisfactorily completing due diligence, the amount and quality of due diligence that the Company is able to complete prior to closing of any acquisition and its ability to accurately anticipate the future performance of the acquired towers, the ability to receive required regulatory approval, the ability and willingness of each party to fulfill their respective closing conditions and their contractual obligations and the availability of cash on hand or borrowing capacity under the Revolving Credit Facility to fund the consideration. With respect to repurchases under the Company’s stock repurchase program, the amount of shares repurchased, if any, and the timing of such repurchases will depend on, among other things, the trading price of the Company’s common stock, which may be positively or negatively impacted by the repurchase program, market and business conditions, the availability of stock, the Company’s financial performance or determinations following the date of this announcement in order to use the Company’s funds for other purposes.

This press release contains non-GAAP financial measures. Reconciliation of each of these non-GAAP financial measures and the other Regulation G information is presented below under “Non-GAAP Financial Measures.”

This press release will be available on our website at www.sbasite.com.

About SBA Communications Corporation

SBA Communications Corporation is a first choice provider and leading owner and operator of wireless communications infrastructure in North, Central, and South America. By “Building Better Wireless,” SBA generates revenue from two primary businesses – site leasing and site development services. The primary focus of the Company is the leasing of antenna space on its multi-tenant communication sites to a variety of wireless service providers under long-term lease contracts. For more information please visit: www.sbasite.com.

Contacts

Mark DeRussy, CFA

Capital Markets

561-226-9531

Lynne Hopkins

Media Relations

561-226-9431

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited) (in thousands, except per share amounts)

	For the three months ended December 31,		For the year ended ended December 31,
	2015	2014	2015	2014
Revenues:
Site leasing	$368,452	$361,421	$1,480,634	$1,360,202
Site development	38,489	43,313	157,840	166,794

Total revenues	406,941	404,734	1,638,474	1,526,996

Operating expenses:
Cost of revenues (exclusive of depreciation, accretion, and amortization shown below):
Cost of site leasing	81,357	78,264	324,655	301,313
Cost of site development	28,083	33,740	119,744	127,172
Selling, general, and administrative (1)	28,933	26,609	114,951	103,317
Acquisition related adjustments and expenses	4,380	(2,930)	11,864	7,798
Asset impairment and decommission costs	20,598	10,247	94,783	23,801
Depreciation, accretion, and amortization	161,461	162,214	660,021	627,072

Total operating expenses	324,812	308,144	1,326,018	1,190,473

Operating income	82,129	96,590	312,456	336,523

Other income (expense):
Interest income	1,610	249	3,894	677
Interest expense	(83,926)	(76,906)	(322,366)	(292,600)
Non-cash interest expense	(454)	(280)	(1,505)	(27,112)
Amortization of deferred financing fees	(5,181)	(4,458)	(19,154)	(17,572)
Loss from extinguishment of debt, net	(783)	(1,124)	(783)	(26,204)
Other income (expense), net	39,572	(9,758)	(139,137)	10,628

Total other expense	(49,162)	(92,277)	(479,051)	(352,183)

Income (loss) before provision for income taxes	32,967	4,313	(166,595)	(15,660)
Provision for income taxes	(1,948)	(3,925)	(9,061)	(8,635)

Net income (loss)	$31,019	$388	$(175,656)	$(24,295)

Net income (loss) per common share
Basic	$0.25	$0.00	$(1.37)	$(0.19)

Diluted	$0.24	$0.00	$(1.37)	$(0.19)

Weighted average number of common shares
Basic	126,005	129,113	127,794	128,919

Diluted	126,964	129,113	127,794	128,919

(1)	Includes non-cash compensation of $6,739 and $5,334 for the three months ended December 31, 2015 and 2014, respectively, and $28,342 and $22,285 for the year ended December 31, 2015 and 2014, respectively.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par values)

	December 31, 2015	December 31, 2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$118,039	$39,443
Restricted cash	25,353	52,519
Short-term investments	706	5,549
Accounts receivable, net of allowance of $1,681 and $889 at December 31, 2015 and December 31, 2014, respectively	83,326	104,268
Costs and estimated earnings in excess of billings on uncompleted contracts	16,934	30,078
Prepaid and other current assets	49,602	95,031

Total current assets	293,960	326,888
Property and equipment, net	2,782,353	2,762,417
Intangible assets, net	3,735,413	4,189,540
Deferred financing fees, net	94,152	95,237
Other assets	497,337	467,043

Total assets	$7,403,215	$7,841,125

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$27,105	$42,851
Accrued expenses	63,755	65,553
Current maturities of long-term debt	20,000	32,500
Deferred revenue	97,083	120,047
Accrued interest	53,365	53,178
Other current liabilities	12,063	16,921

Total current liabilities	273,371	331,050
Long-term liabilities:
Long-term debt	8,522,305	7,828,299
Other long-term liabilities	313,683	342,576

Total long-term liabilities	8,835,988	8,170,875
Shareholders’ deficit:
Preferred stock - par value $.01, 30,000 shares authorized, no shares issued or outstanding	—	—
Common stock - Class A, par value $.01, 400,000 shares authorized, 125,743 and 129,134 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively	1,257	1,291
Additional paid-in capital	1,962,713	2,062,775
Accumulated deficit	(3,168,069)	(2,542,380)
Accumulated other comprehensive loss	(502,045)	(182,486)

Total shareholders’ deficit	(1,706,144)	(660,800)

Total liabilities and shareholders’ deficit	$7,403,215	$7,841,125

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

(unaudited) (in thousands)

	For the three months ended December 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$31,019	$388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, accretion, and amortization	161,461	162,214
Non-cash interest expense	454	280
Deferred income tax expense (benefit)	(200)	1,573
Non-cash asset impairment and decommission costs	19,511	8,475
Non-cash compensation expense	6,845	5,440
Amortization of deferred financing fees	5,181	4,458
(Gain) Loss on remeasurement of U.S. denominated intercompany loan	(1,568)	22,965
Gain on sale of cost method investments	(38,326)	(12,461)
Other non-cash items reflected in the Statements of Operations	341	(5,058)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts, net	(8,267)	(25,596)
Prepaid expenses and other assets	3,953	(20,959)
Accounts payable and accrued expenses	(3,950)	(2,311)
Accrued interest	14,181	14,665
Other liabilities	11,801	32,282

Net cash provided by operating activities	202,436	186,355

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions	(200,819)	(536,474)
Capital expenditures	(46,396)	(79,904)
Proceeds from sale of investments	81,933	15,029
Other investing activities	(2,508)	5,208

Net cash used in investing activities	(167,790)	(596,141)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (repayments) under Revolving Credit Facility	(280,000)	(175,000)
Repayment of Term Loans	(165,000)	(7,500)
Payments for settlement of convertible debt	—	(367,129)
Payments for settlement of common stock warrants	—	(282,151)
Proceeds from issuance of Tower Securities	489,100	1,518,229
Repayment of 2010 Tower Securities	—	(680,000)
Repurchase and retirement of common stock	(50,009)	—
Proceeds from (payment of) restricted cash relating to SBA Tower Trust	13,186	(3,460)
Other financing activities	3,147	(1,514)

Net cash provided by financing activities	10,424	1,475

Effect of exchange rate changes on cash and cash equivalents	(302)	(2,503)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	44,768	(410,814)
CASH AND CASH EQUIVALENTS:
Beginning of period	73,271	450,257

End of period	$118,039	$39,443

Selected Capital Expenditure Detail

	For the three months ended December 31, 2015	For the year ended December 31, 2015
	(in thousands)
New tower build construction	$24,048	$100,736
Tower upgrades/augmentations	12,717	61,410
Refurbishment of headquarters building	673	12,961
Non-discretionary capital expenditures:
Maintenance/improvement capital expenditures	7,263	28,626
General corporate expenditures	1,695	4,974

Total non-discretionary capital expenditures	8,958	33,600

Total capital expenditures	$46,396	$208,707

Communication Site Portfolio Summary

	Domestic	International	Total
Sites owned at September 30, 2015	15,509	9,602	25,111
Sites acquired during the fourth quarter	284	8	292
Sites built during the fourth quarter	22	78	100
Sites reclassified/decommissioned during the fourth quarter	(37)	(1)	(38)

Sites owned at December 31, 2015	15,778	9,687	25,465

Segment Operating Profit and Segment Operating Profit Margin

The reconciliation of Site Leasing Segment Operating Profit and Site Development Segment Operating Profit and the calculation of Segment Operating Profit Margin are as follows:

	Domestic Site Leasing		Int’l Site Leasing		Total Site Leasing
	For the three months ended December 31,		For the three months ended December 31,		For the three months ended December 31,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Segment revenue	$310,316	$303,290	$58,136	$58,131	$368,452	$361,421
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(63,652)	(61,600)	(17,705)	(16,664)	(81,357)	(78,264)

Segment operating profit	$246,664	$241,690	$40,431	$41,467	$287,095	$283,157

Segment operating profit margin	79.5%	79.7%	69.5%	71.3%	77.9%	78.3%

	Site Development
	For the three months ended December 31,
	2015	2014
	(in thousands)
Segment revenue	$38,489	$43,313
Segment cost of revenues (excluding depreciation, accretion, and amortization)	(28,083)	(33,740)
Segment operating profit	$10,406	$9,573

Segment operating profit margin	27.0%	22.1%

Non-GAAP Financial Measures

The press release contains non-GAAP financial measures including (i) Cash Site Leasing Revenue; (ii) Tower Cash Flow and Tower Cash Flow Margin; (iii) Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin; (iv) Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio (collectively, our “Non-GAAP Debt Measures”); (v) Funds from Operations (“FFO”), Adjusted Funds from Operations (“AFFO”), and AFFO per share; and (vi) certain financial metrics after eliminating the impact of changes in foreign currency exchange rates (collectively, our “Constant Currency Measures”) and the impact of iDen-related churn.

We have included these non-GAAP financial measures because we believe that they provide investors additional tools in understanding our financial performance and condition. Specifically, we believe that:

(1) Cash Site Leasing Revenue and Tower Cash Flow are indicators of the performance of our site leasing operations;

(2) Adjusted EBITDA, FFO, AFFO, and AFFO per share are useful indicators of the financial performance of our core businesses;

(3) Our Non-GAAP Debt Measures provide investors a more complete understanding of our net debt and leverage position as they include the full principal amount of our debt which will be due at maturity;

(4) Our Constant Currency Measures provide management and investors the ability to evaluate the performance of the business without the impact of foreign currency exchange rate fluctuations; and (5) Excluding the impact of iDen-related churn provides management and investors a better understanding of our core growth rate.

In addition, Tower Cash Flow, Adjusted EBITDA, and our Non-GAAP Debt Measures are components of the calculations used by our lenders to determine compliance with certain covenants under our Senior Credit Agreement and indentures relating to our 5.625% Notes, 5.75% Notes, and 4.875% Notes. These non-GAAP financial measures are not intended to be an alternative to any of the financial measures provided in our results of operations or our balance sheet as determined in accordance with GAAP.

We believe that FFO, AFFO, and AFFO per share, which are also being used by American Tower Corporation and Crown Castle International (our two public company peers in the communication site industry), provide investors useful indicators of the financial performance of our core business and permit investors an additional tool to evaluate the performance of our business against those of our two principal competitors. FFO, AFFO and AFFO per share are not necessarily indicative of the operating results that would have been achieved had we converted to a REIT. In addition, our FFO, AFFO, and AFFO per share may not be comparable to those reported in accordance with National Association of Real Estate Investment Trusts or by the other communication site companies as the calculation of these non-GAAP measures requires us to estimate the impact had we converted to a REIT, including estimates of the tax provision adjustment to reflect our estimate of our cash taxes had we been a REIT.

Financial Metrics after Eliminating the Impact of Changes In Foreign Currency Exchange Rates and the Impact of 2015 iDen-related Churn

We eliminate the impact of changes in foreign currency exchange rates for each of the following financial metrics by dividing the current period’s financial results by the average monthly exchange rates of the prior year period. The table below provides the reconciliation of the reported growth rate year-over-year of each of the following measures to the growth rate after eliminating the impact of changes in foreign currency exchange rates to such measure: (1) total site leasing revenue and international cash site leasing revenue, (2) total site leasing segment operating profit and international site leasing segment operating profit, (3) total Tower Cash Flow and international Tower Cash Flow, (4) Adjusted EBITDA, and (5) AFFO and AFFO per share. The table also provides the reconciliation of the reported year-over-year growth rates of these measures to the growth rates after eliminating the impact of iDen-related lease terminations that occurred during 2015.

	Fourth quarter 2015 year over year growth rate	Foreign currency impact	Growth excluding foreign currency impact	iDen churn impact	Growth excluding foreign currency and iDen churn impact
Total site leasing revenue	1.9%	(5.6%)	7.5%	(2.5%)	10.0%
Int’l cash site leasing revenue	2.9%	(34.6%)	37.5%	—	37.5%
Total site leasing segment operating profit	1.4%	(4.7%)	6.1%	(3.2%)	9.3%
Int’l site leasing segment operating profit	(2.5%)	(31.8%)	29.3%	—	29.3%
Total site leasing tower cash flow	2.7%	(4.1%)	6.8%	(3.3%)	10.1%
Int’l site leasing tower cash flow	0.7%	(31.4%)	32.1%	—	32.1%
Adjusted EBITDA	2.9%	(4.0%)	6.9%	(3.4%)	10.3%
AFFO	(0.2%)	(6.4%)	6.2%	(5.0%)	11.2%
AFFO per share	2.9%	(6.5%)	9.4%	(5.0%)	14.4%

Cash Site Leasing Revenue, Tower Cash Flow, and Tower Cash Flow Margin

The tables below set forth the reconciliation of Cash Site Leasing Revenue and Tower Cash Flow to their most comparable GAAP measurement and Tower Cash Flow Margin, which is calculated by dividing Tower Cash Flow by Cash Site Leasing Revenue. Tower Cash Flow for each of the periods set forth in the Outlook section above will be calculated in the same manner.

	Domestic Site Leasing For the three months ended December 31,		Int’l Site Leasing For the three months ended December 31,		Total Site Leasing For the three months ended December 31,
	2015	2014	2015	2014	2015	2014
	(in thousands)
Site leasing revenue	$310,316	$303,290	$58,136	$58,131	$368,452	$361,421
Non-cash straight-line leasing revenue	(5,175)	(7,850)	(4,788)	(6,283)	(9,963)	(14,133)
Cash site leasing revenue	305,141	295,440	53,348	51,848	358,489	347,288
Site leasing cost of revenues (excluding depreciation, accretion, and amortization)	(63,652)	(61,600)	(17,705)	(16,664)	(81,357)	(78,264)
Non-cash straight-line ground lease expense	7,561	7,853	849	1,048	8,410	8,901
Tower Cash Flow	$249,050	$241,693	$36,492	$36,232	$285,542	$277,925

Tower Cash Flow Margin	81.6%	81.8%	68.4%	69.9%	79.7%	80.0%

Adjusted EBITDA, Annualized Adjusted EBITDA, and Adjusted EBITDA Margin

The table below sets forth the reconciliation of Adjusted EBITDA to its most comparable GAAP measurement. Adjusted EBITDA for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2015	2014
	(in thousands)
Net income	$31,019	$388
Non-cash straight-line leasing revenue	(9,963)	(14,133)
Non-cash straight-line ground lease expense	8,410	8,901
Non-cash compensation	6,845	5,440
Loss from extinguishment of debt, net	783	1,124
Other (income) expense	(39,572)	9,758
Acquisition related adjustments and expenses	4,380	(2,930)
Asset impairment and decommission costs	20,598	10,247
Interest income	(1,610)	(249)
Total interest expense (1)	89,561	81,644
Depreciation, accretion, and amortization	161,461	162,214
Provision for taxes (2)	2,411	4,288

Adjusted EBITDA	$274,323	$266,692

Annualized Adjusted EBITDA (3)	$1,097,292	$1,066,768

(1)	Total interest expense includes interest expense, non-cash interest expense, and amortization of deferred financing fees.
(2)	For the three months ended December 31, 2015 and 2014, these amounts included $463 and $363, respectively, of franchise and gross receipts taxes reflected in the Statements of Operations in selling, general and administrative expenses.
(3)	Annualized Adjusted EBITDA is calculated as Adjusted EBITDA for the most recent quarter multiplied by four.

The calculation of Adjusted EBITDA Margin is as follows:

	For the three months ended December 31,
	2015	2014
	(in thousands)
Total revenues	$406,941	$404,734
Non-cash straight-line leasing revenue	(9,963)	(14,133)

Total revenues minus non-cash straight-line leasing revenue	$396,978	$390,601

Adjusted EBITDA	$274,323	$266,692

Adjusted EBITDA Margin	69.1%	68.3%

Funds from Operations (“FFO”) and Adjusted Funds from Operations (“AFFO”)

The tables below set forth the reconciliations of FFO and AFFO to their most comparable GAAP measurement. AFFO for each of the periods set forth in the Outlook section above will be calculated in the same manner:

	For the three months ended December 31,
	2015	2014
	(in thousands)
Net income	$31,019	$388
Adjusted tax provision (1)	470	2,997
Real estate related depreciation, amortization, and accretion	159,958	160,675

FFO	$191,447	$164,060

Adjustments to FFO:
Non-cash straight-line leasing revenue	(9,963)	(14,133)
Non-cash straight-line ground lease expense	8,410	8,901
Non-cash compensation	6,845	5,440
Non-real estate related depreciation, amortization, and accretion	1,503	1,539
Amortization of deferred financing costs and debt discounts	5,635	4,738
Loss from extinguishment of debt, net	783	1,124
Other (income) expense	(39,572)	9,758
Acquisition related adjustments and expenses	4,380	(2,930)
Asset impairment and decommission costs	20,598	10,247
Non-discretionary cash capital expenditures	(8,958)	(7,238)

AFFO	$181,108	$181,506

Weighted average number of common shares (2)	126,964	130,339

AFFO per share	$1.43	$1.39

(1)	Adjusts the income tax provision during the period, to reflect our estimate of cash income taxes (primarily foreign taxes) that would have been payable had we been a REIT.
(2)	For purposes of the AFFO per share calculation, the basic weighted average number of common shares has been adjusted to include the dilutive effect of stock options and restricted stock units.

Net Debt, Net Secured Debt, Leverage Ratio, and Secured Leverage Ratio

Net Debt is calculated using the notional principal amount of outstanding debt. Under GAAP policies, the notional principal amount of the Company’s outstanding debt is not necessarily reflected on the face of the Company’s financial statements.

The Net Debt and Leverage calculations are as follows:

December 31, 2015
(in thousands)
2010-2C Tower Securities	$550,000
2012-1C Tower Securities	610,000
2013-1C Tower Securities	425,000
2013-2C Tower Securities	575,000
2013-1D Tower Securities	330,000
2014-1C Tower Securities	920,000
2014-2C Tower Securities	620,000
2015-1C Tower Securities	500,000
2014 Term Loan B (carrying value of $1,474,641)	1,477,500
2015 Term Loan B (carrying value of $492,858)	497,500

Total secured debt	6,505,000
5.625% 2019 Senior Notes	500,000
5.75% 2020 Senior Notes	800,000
4.875% 2022 Senior Notes (carrying value of $744,806)	750,000

Total unsecured debt	2,050,000

Total debt	$8,555,000

Leverage Ratio
Total debt	$8,555,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(144,098)

Net debt	$8,410,902

Divided by: Annualized Adjusted EBITDA	$1,097,292

Leverage Ratio	7.7x

Secured Leverage Ratio
Total secured debt	$6,505,000
Less: Cash and cash equivalents, short-term restricted cash and short-term investments	(144,098)

Net Secured Debt	$6,360,902

Divided by: Annualized Adjusted EBITDA	$1,097,292

Secured Leverage Ratio	5.8x